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                                  EXHIBIT 99


                     MICHAEL S. FALK JOINS FUTURELINK BOARD

         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF COMMONWEALTH ASSOCIATES
                      JOINS FUTURELINK'S BOARD OF DIRECTORS


CALGARY, ALBERTA, MAY 12 1999 - FutureLink Distribution Corp. (NASD:OTC:BB:
FLNK) is pleased to announce that Michael S. Falk has agreed to join FutureLink's Board of Directors effective May 10, 1999. Falk is replacing Robert Kohn, currently Chairman of GoodNoise Corporation, a growing Internet record company in Palo Alto, California. Kohn is stepping down as a director of FutureLink due to his increased obligations at GoodNoise.

Michael Falk is Co-founder, Chairman and Chief Executive Officer of Commonwealth Associates (www.comw.com). Over the past 15 years, he has led the successful consummation of more than 60 public and private equity financings raising in excess of $1 billion for early-stage and emerging-growth companies in the technology, telecommunications, leisure, healthcare and consumer services fields. More recently, Falk has led Commonwealth's transition into the Internet sector and various related businesses.

Falk is a graduate of the Stanford University Executive Program for Smaller Companies and holds a B.A. degree with honors in Economics from Queens College.

"I am happy to be joining FutureLink's board as an independent director which already boasts external directors of the caliber of Phil Ladouceur, Chairman of MetroNet Communications (NASDAQ: METNF); Bryson Farrill, former Chairman of Scotia McLeod (USA) Inc. and Robert Kubbernus, Chairman and CEO of Jaws Technologies Inc. (NASD: OTC: BB: JAWZ)," said Falk. "I am impressed with FutureLink's track record and growth potential."

"We wish Bob Kohn continued success at GoodNoise. He has played a key role in building FutureLink over the past 15 months and we were most fortunate to have his counsel. We are very pleased to welcome Michael Falk to the Board," said FutureLink's Chairman, President and CEO, Cameron Chell. "Commonwealth Associates led our recent $8 million oversubscribed financing and we are looking forward to Michael's active contribution to FutureLink's growth strategy."

ABOUT FUTURELINK

Based in Calgary, Alberta, FutureLink is a founder of the Application Services Provider (ASP) industry. According to Forrester Research Inc., this industry is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to escape

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hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses. FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free service at a predictable price. FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company to complete transactions and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.






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